Exhibit 21.1
SUBSIDIARIES

Name of Entity	Jurisdiction of Incorporation	Percentage of Ownership
Liberator Medical Supply, Inc.	Florida	100%

Liberator Services Corporation	Florida	*

*	Liberator Services Corporation is a corporation of which 33 1/3% is owned by Mark Libratore, the registrant’s President and Chief Executive Officer, sole director and majority shareholder, 33 1/3% is owned by Robert Davis, the registrant’s Chief Financial Officer and a shareholder of the registrant, and 33 1/3% is owned by another shareholder of the registrant.